UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

TEEKAY TANKERS LTD.

(Name of Issuer)

Class A common stock, par value $0.01

(Title of Class of Securities)

Y8565N102

(CUSIP Number)

October 5, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Veritable Maritime Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Maritime, Corp.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Maritime II, Corp.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Maritime (Cayman), Ltd

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Maritime Holdings (Cayman), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Triton Maritime (Cayman) II, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Delaware 892) VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AOP VII (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. Y8565N102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,482,381 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,482,381 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,482,381 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Teekay Tankers Ltd.
(b)	Address of Issuer’s Principal Executive Offices 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton HM08 Bermuda

Item 2.
(a)

Name of Person Filing

This Schedule 13G is filed by:  (i) Veritable Maritime Holdings, LLC (“Veritable Maritime”), (ii) Triton Holdings, LLC (“Triton LLC”), (iii) Triton Maritime, Corp. (“Triton Corp”), (iv) Triton Maritime II, Corp. (“Triton II Corp”), (v) Triton Maritime (Cayman), Ltd. (“Triton Maritime (Cayman)”), (vi) Triton Maritime Holdings (Cayman), L.P. (“Triton Maritime Holdings”), (vii) Triton Maritime (Cayman) II, Ltd. (“Triton Maritime (Cayman) II”), (viii) Apollo Overseas Partners (Delaware 892) VII, L.P. (“Overseas (Delaware 892)”), (ix) AOP VII (AIV II), L.P. (“AOP VII”), (x) AIF VII Euro Holdings, L.P. (“AIF VII Euro”), (xi) Apollo Management VII, L.P. (“Management VII”), (xii) AIF VII Management, LLC (“AIF VII LLC”), (xiii) Apollo Management, L.P. (“Apollo Management”), (xiv) Apollo Management GP, LLC (“Management GP”), (xv) Apollo Management Holdings, L.P. (“Management Holdings”), and (xvi) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Veritable Maritime, Triton LLC, Triton Corp, Triton II Corp, Triton Maritime (Cayman), Triton Maritime Holdings, Triton Maritime (Cayman) II, Overseas (Delaware 892), AOP VII, AIF VII Euro, Management VII, AIF VII LLC,  Apollo Management, Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

Veritable Maritime holds shares of the Issuer’s Class A common stock.  Triton LLC is the sole member of Veritable Maritime.  Triton Corp and Triton II Corp are the members of Triton LLC.  Triton Maritime (Cayman) is the sole shareholder of Triton Corp, and Triton Maritime Holdings is the sole shareholder of Triton Maritime (Cayman).  Triton Maritime (Cayman) II is the sole shareholder of Triton II Corp.  Overseas (Delaware 892), AOP VII and AIF VII Euro are the shareholders of Triton Maritime (Cayman) II.  Management VII serves as the manager of Triton Maritime Holdings, Overseas (Delaware 892), AOP VII and AIF VII Euro.  AIF VII LLC serves as the general partner of Management VII.  Apollo Management serves as the sole member and manager of AIF VII LLC, and Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence

The principal address for each of Veritable Maritime, Triton LLC, Triton Corp and Triton II Corp is c/o Trust Company Complex, Suite 206, 3055 Ajeltake Road, Majuro, Marshall Islands, MH 96960.  The principal address for each of Triton Maritime (Cayman), Triton Maritime Holdings, Triton Maritime (Cayman) II, AOP VII and AIF VII Euro is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman,

Cayman Islands.  The principal office of Overseas (Delaware 892) is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

	(c)

Citizenship

Veritable Maritime and Triton LLC are each limited liability companies formed in the Marshall Islands.  Triton Corp and Triton II Corp are each corporations incorporated in the Marshall Islands.  Triton Maritime (Cayman) and Triton Maritime (Cayman) II are each exempted companies with limited liability incorporated in the Cayman Islands.  Triton Maritime Holdings, AOP VII and AIF VII Euro are each exempted limited partnerships registered in the Cayman Islands.  Overseas (Delaware 892), Management VII, Apollo Management and Management Holdings are each Delaware limited partnerships.  AIF VII LLC, Management GP and Management Holdings GP are each Delaware limited liability companies.

	(d)	Title of Class of Securities Class A common stock, par value $0.01
	(e)	CUSIP Number Y8565N102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Veritable Maritime	6,482,381
		Triton LLC	6,482,381
		Triton Corp	6,482,381
		Triton II Corp	6,482,381
		Triton Maritime (Cayman)	6,482,381
		Triton Maritime Holdings	6,482,381
		Triton Maritime (Cayman) II	6,482,381
		Overseas (Delaware 892)	6,482,381
		AOP VII	6,482,381
		AIF VII Euro	6,482,381
		Management VII	6,482,381
		AIF VII LLC	6,482,381
		Apollo Management	6,482,381
		Management GP	6,482,381
		Management Holdings	6,482,381
		Management Holdings GP	6,482,381

Triton LLC, Triton Corp, Triton II Corp, Triton Maritime (Cayman), Triton Maritime Holdings, Triton Maritime (Cayman) II, Overseas (Delaware 892), AOP VII, AIF VII Euro, Management VII, AIF VII LLC,  Apollo Management, Management GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of common stock of the Issuer included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Veritable Maritime	5.2%
	Triton LLC	5.2%
	Triton Corp	5.2%
	Triton II Corp	5.2%
	Triton Maritime (Cayman)	5.2%
	Triton Maritime Holdings	5.2%
	Triton Maritime (Cayman) II	5.2%
	Overseas (Delaware 892)	5.2%
	AOP VII	5.2%
	AIF VII Euro	5.2%
	Management VII	5.2%
	AIF VII LLC	5.2%
	Apollo Management	5.2%
	Management GP	5.2%
	Management Holdings	5.2%
	Management Holdings GP	5.2%

The percentage amounts are based on an aggregate of 124,428,761 shares of the Issuer’s Class A common stock, consisting of (i) 103,618,603 shares of the Issuer’s Class A common stock outstanding as of August 7, 2015, plus (ii) 9,118,797 shares of the Issuer’s Class A common stock to be issued and sold to investors, plus (iii) 4,511,278 shares of the Issuer’s Class A common stock to be issued and sold to an affiliate of the Issuer, each as reported in the Issuer’s Rule 424(b)(5) Prospectus Supplement filed with the Securities and Exchange Commission on August 7, 2015, plus (iv) 6,482,381 shares of the Issuer’s Class A common stock issued to Veritable Maritime.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:
	Veritable Maritime	6,482,381
	Triton LLC	6,482,381
	Triton Corp	6,482,381

		Triton II Corp	6,482,381
		Triton Maritime (Cayman)	6,482,381
		Triton Maritime Holdings	6,482,381
		Triton Maritime (Cayman) II	6,482,381
		Overseas (Delaware 892)	6,482,381
		AOP VII	6,482,381
		AIF VII Euro	6,482,381
		Management VII	6,482,381
		AIF VII LLC	6,482,381
		Apollo Management	6,482,381
		Management GP	6,482,381
		Management Holdings	6,482,381
		Management Holdings GP	6,482,381

	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
	(iv)	Shared power to dispose or to direct the disposition of:
		Veritable Maritime	6,482,381
		Triton LLC	6,482,381
		Triton Corp	6,482,381
		Triton II Corp	6,482,381
		Triton Maritime (Cayman)	6,482,381
		Triton Maritime Holdings	6,482,381
		Triton Maritime (Cayman) II	6,482,381
		Overseas (Delaware 892)	6,482,381
		AOP VII	6,482,381
		AIF VII Euro	6,482,381
		Management VII	6,482,381
		AIF VII LLC	6,482,381
		Apollo Management	6,482,381
		Management GP	6,482,381
		Management Holdings	6,482,381
		Management Holdings GP	6,482,381

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
	Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 8, 2015

VERITABLE MARITIME HOLDINGS, LLC

	By:	/s/ Arthur L. Regan
Arthur L. Regan
President, Chief Executive Officer

TRITON HOLDINGS, LLC

	By:	/s/ Arthur L. Regan
Arthur L. Regan
President, Chief Executive Officer

TRITON MARITIME, CORP.

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TRITON MARITIME II, CORP.

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TRITON MARITIME (CAYMAN), LTD.

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TRITON MARITIME (CAYMAN) II, LTD.

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

TRITON MARITIME HOLDINGS (CAYMAN), L.P.

By:	Apollo Advisors VII (EH), L.P.
its general partner

	By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

	By:	Apollo Capital Management VII, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AOP VII (AIV VII), L.P.

By:	Apollo Advisors VII (EH), L.P.,
its general partner

	By:	Apollo Advisors VII (EH-GP), Ltd.,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII EURO HOLDINGS, L.P.

By:	Apollo Advisors VII (EH), L.P.,
its general partner

	By:	Apollo Advisors VII (EH-GP), Ltd.,
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President